-------------------------------
                                              /        OMB APPROVAL         /
                                              -------------------------------
                                              / OMB Number:       3235-0145 /
                                              / Expires:  December 31, 1997 /
                                              / Estimated average burden    /
                                              / hours per response ... 14.90/
                                              -------------------------------





                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                           CTI Industries Corporation
                      ------------------------------------
                                (Name of Issuer)

                          Common Stock, $.195 Par Value
                      ------------------------------------
                         (Title of Class of Securities)

                                   125961 30 0
                                  ------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

----------------------------                               ---------------------
  CUSIP NO.  125961 30 0                 13G               PAGE 2 OF 4 PAGES
----------------------------                               ---------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frances Ann Rohlen

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            1,170
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                           91,575
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                            1,170
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8     91,575

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                           92,745
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                            6.9%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 125961 30 0       13G         PAGE 3 OF 4 PAGES



ITEM 1.

     (a)  Name of Issuer
               CTI Industries Corporation

     (b)  Address of Issuer's Principal Executive Offices
               22160 North Pepper Road
               Barrington, Illinois 60010

ITEM 2.

     (a)  Name of Person Filing
                Frances Ann Rohlen

     (b)  Address of Principal Business Office or, if none, Residence
                1504 N. Wells
                Chicago, Illinois 60610

     (c)  Citizenship
               United States

     (d)  Title of Class of Securities
               Common Stock, $.195 Par Value

     (e)  CUSIP Number
               125961 30 0

ITEM 3.

     N/A

ITEM 4.   OWNERSHIP

     (a)  Amount Beneficially Owned
                92,745

     (b)  Percent of Class
                 6.9%

     (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

                 1,170
          (ii) shared power to vote or to direct the vote
                91,575

CUSIP NO. 125961 30 0                        13G         PAGE 4 OF 4 PAGES


          (iii)     sole  power to  dispose  or to  direct  the  disposition  of
                            1,170

          (iv) shared power to dispose or to direct the disposition of
                           91,575

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          N/A

ITEM 10.  CERTIFICATION.

          N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.


                                                February 14, 2001
                                                ------------------------------
                                                Date


                                                /s/ Frances Ann Rohlen
                                                ------------------------------
                                                Frances Ann Rohlen